Exhibit 10.14E

FIFTH AMENDMENT

to

EMPLOYMENT AGREEMENT

among

CSG SYSTEMS INTERNATIONAL, INC.

and

CSG SYSTEMS, INC.

and

NEAL C. HANSEN

This Fifth Amendment to Employment Agreement (the “Amendment”) is made this 20th day of December, 2004, among CSG SYSTEMS INTERNATIONAL, INC. (“CSGS”), a Delaware corporation, CSG SYSTEMS, INC. (“Systems”), a Delaware corporation, and NEAL C. HANSEN (“Hansen”). CSGS and Systems collectively are referred to in this Amendment and the Employment Agreement referred to below as the “Companies”.

* * *

WHEREAS, the Companies and the Executive entered into an Employment Agreement dated November 17, 1998 (the “Employment Agreement”); and

WHEREAS, the Companies and the Executive entered into a First Amendment to the Employment Agreement dated June 30, 2000 (the “First Amendment”); and

WHEREAS, the Companies and the Executive entered into a Second Amendment to the Employment Agreement dated April 29, 2002 (the “Second Amendment”); and

WHEREAS, the Companies and the Executive entered into a Third Amendment to the Employment Agreement dated August 30, 2002 (the “Third Amendment”); and

WHEREAS, the Companies and the Executive entered into a Fourth Amendment to the Employment Agreement dated November 15, 2002 (the “Fourth Amendment”); and

WHEREAS, references in this Fifth Amendment to the Employment Agreement generally shall mean the Employment Agreement as amended; and

WHEREAS, the Companies desire to further amend the Employment Agreement as herein set forth;

NOW, THEREFORE, in consideration of the foregoing recitals and the respective covenants and agreements of the parties contained in this document, the Companies and the Executive agree as follows:

1. Hansen and the Companies agree that, effective at the close of business on June 30, 2005, Hansen (i) shall resign as Chairman of the Board and Chief Executive Officer of the Companies, (ii) shall resign as an officer (and, if so requested by CSGS, as a director) of any subsidiary entities of the Companies for which he serves in such capacities, and (iii) shall retire from the employ of the Companies. Hansen agrees that his resignations and retirement provided for in this Paragraph 1 will constitute his voluntary resignations and the voluntary termination of his employment for purposes of the Employment Agreement and that, except as otherwise provided in Paragraphs 3, 4, and 5 of this Fifth Amendment, Paragraph 10(g) of the Employment Agreement shall be applicable to the termination of Hansen’s employment with the Companies.

2. Hansen agrees to continue to serve as a director of CSGS for the remainder of his current term which expires at the 2006 annual meeting of stockholders of CSGS and, if so requested by the Board, will consider nomination by the Board for re-election as a director of CSGS at the 2006 annual meeting of stockholders of CSGS. If the Board so requests, while Hansen is serving as a director of CSGS, he also will serve as a director of Systems.

3. The Companies agree that, in addition to Hansen’s right to receive his Base Salary through June 30, 2005, in accordance with the regular payroll practices of the Companies, Hansen also shall be entitled to receive the sum of $1,500,000 (the “Severance Payment”) on January 2, 2006, as a severance payment and in lieu of an annual incentive bonus for 2005 in recognition of his continuous service to and leadership of the Companies as their Chairman of the Board and Chief Executive Officer since the Companies became independently owned in 1994. However, if Hansen’s employment with the Companies is terminated by the Companies for cause (as defined in the Employment Agreement) prior to July 1, 2005, then this Paragraph 3 shall have no force or effect.

4. Paragraph 31 of the Employment Agreement (added by the Fourth Amendment) hereby is amended in its entirety so as to read as follows:

“31. Post-Termination Consulting Services.

(a) If the Executive remains in the employ of the Companies through the earlier of (i) June 30, 2005, or (ii) the termination of his employment with the Companies by the Companies without cause, then, during the period from July 1, 2005, through December 31, 2006, the Executive agrees to serve as a consultant to the Board and the Chief Executive Officer of CSGS with respect to the strategic planning and business development activities of the Companies and to provide up to twenty (20) hours of service per month to the Companies in such capacity upon the request of the Board or the Chief Executive Officer of CSGS from time to time. The Executive may provide such consulting services either in person or by telephone, video conference, or other means of communication, and at such locations, as the Companies and the Executive reasonably may agree upon from time to time. The Companies agree to provide the Executive with reasonable advance notice as to the times at which the Companies will require the Executive’s consulting services and to be reasonably flexible in scheduling such times so as to enable the Executive to plan his personal schedule and meet his other commitments. Apart from his consulting duties under this agreement, the Executive shall be free to engage in any business or other activity that he may choose from time to time.

(b) The Executive and the Companies acknowledge and agree that the Executive will be an independent contractor for all purposes of the consulting services which he provides pursuant to this Paragraph 31 and will not be an agent, representative, or employee of the Companies for federal, state, or local tax purposes or for any other purpose whatsoever. Except as provided in this Paragraph 31, the Executive acknowledges and agrees that he will not be entitled to any employee benefits provided by the Companies to any of their respective employees by reason of the consulting services that he provides pursuant to this Paragraph 31. The Executive shall have sole responsibility for all of his acts as a consultant to the Companies and in such capacity will have no authority to make any commitments or enter into any contracts on behalf of, or otherwise obligate, the Companies in any manner whatsoever. As a consultant to the Companies, the Executive agrees not to hold himself out as a employee, representative, or agent of the Companies. In his discretion, the Executive may provide such consulting services through a limited liability company or other entity so long as the Executive himself provides such consulting services; and in such case the provisions of this subparagraph (b) also shall apply to such limited liability company or other entity.

(c) In consideration of the Executive’s agreement to provide the consulting services referred to in this Paragraph 31 and his provision of such consulting services if requested, the Companies shall pay the Executive the sum of Eight Million One Hundred Five Thousand Dollars ($8,105,000) in three installments of $4,052,500 on January 2, 2006, $2,026,250 on July 1, 2006, and $2,026,250 on January 2, 2007, without interest. If, on or after July 1, 2005, the Executive is or becomes incapable by reason of physical injury, disease, or mental illness of providing the consulting services required by this Paragraph 31, then while such incapacity continues the Executive shall not be required to provide such consulting services (or shall be required to provide such consulting services only to the extent that he is capable of doing so), but the Executive nevertheless shall continue to be entitled to receive the payments provided for in this subparagraph (c).

(d) If the Companies at any time believe that the Executive has failed to comply with his obligations under this Paragraph 31 and is in default under this Paragraph 31, then the Companies promptly will so notify the Executive and give the Executive a reasonable opportunity to cure such default in a manner that is equitable to both the Companies and the Executive.

(e) If the Executive’s employment with the Companies is terminated by the Companies for cause pursuant to Paragraph 10(c) of this agreement prior to July 1, 2005, or because of the Executive’s death prior to July 1, 2005, then this Paragraph 31 shall have no force or effect.”

5. If Hansen dies after the effective date of his resignations and retirement pursuant to this Fifth Amendment but prior to his receipt of the full amounts to which he is entitled under Paragraph 3 of this Fifth Amendment and under Paragraph 31 of the Employment Agreement (as amended by Paragraph 4 of this Fifth Amendment), then the Companies shall pay to the personal representative of Hansen’s estate when due any portion of such amounts which are unpaid at the time of Hansen’s death.

6. Paragraph 18 of the Employment Agreement is amended by changing the words “one (1) year” where they appear in such Paragraph 18 to “two (2) years”. As so amended, Paragraph 18 of the Employment Agreement shall remain in full force and effect.

7. Paragraph 19 of the Employment Agreement is amended by changing the words “one (1) year” where they first appear in such Paragraph 19 to “two (2) years” and by changing the words “one (1) year” where they next appear in such Paragraph 19 to “two (2) year”. As so amended, Paragraph 19 of the Employment Agreement shall remain in full force and effect.

8. The Companies also agree to provide to Hansen during his lifetime after June 30, 2005, at the expense of the Companies, a Medicare supplemental insurance policy (also known as a Medigap policy) selected by Hansen from time to time; provided, that the monthly cost of such policy to the Companies shall not exceed $300.00, such amount to be increased annually on July 1 of each calendar year after 2005 by the same percentage that the United States Department of Labor Consumer Price Index (All Items) for all Urban Consumers, 1982-84 = 100 (“CPI-U”) for June of such calendar year increased over the CPI-U for June of the immediately preceding calendar year. If the monthly amount which the Companies are required to pay pursuant to this Paragraph 8 is insufficient to pay the premium for the particular policy selected by Hansen, then Hansen shall have the right at his expense to pay any excess amount necessary to keep such policy in force.

9. Except for (i) any unpaid Base Salary and expense reimbursements due Hansen under the Employment Agreement through June 30, 2005, (ii) the Severance Payment, (iii) the payments under Paragraph 31 of the Employment Agreement (as amended by Paragraph 4 of this Fifth Amendment), and (iv) the payments pursuant to Paragraph 8 of this Fifth Amendment, the Companies will have no further obligation or liability of any kind to Hansen under the Employment Agreement after June 30, 2005; and, except for (i) the obligation of the Companies to pay the amounts referred to in the preceding portions of this sentence, (ii) the Executive’s obligations under Paragraph 11 of the Employment Agreement, (iii) the Executive’s obligations under Paragraph 18 of the Employment Agreement (as amended by Paragraph 6 of this Fifth Amendment), and (iv) the Executive’s obligations under Paragraph 19 of the Employment Agreement (as amended by Paragraph 7 of this Fifth Amendment), all of which obligations will survive the termination of the Employment Agreement and continue to be enforceable, the Employment Agreement shall terminate and be of no further force or effect at the close of business on June 30, 2005. Concurrently with Hansen’s resignation and retirement pursuant to Paragraph 1 of this Fifth Amendment, Hansen shall execute and deliver to the Companies a release of any claims, demands, and causes of action of any kind whatsoever which he then may have against the Companies or any of their respective subsidiary entities, officers, directors, agents, or employees arising out of or in any way connected with his employment by the Companies through the date of such release, such release to be in such form as the Companies customarily use in connection with employee terminations; provided, that such release shall expressly exclude from its scope the payment of the amounts referred to in the first sentence of this Paragraph 9 and any rights which Hansen then or thereafter may have as an insured or otherwise under (i) any directors and officers liability insurance or other insurance which the Companies provide to or for the benefit of their respective directors and officers, (ii) the Indemnification Agreement dated November 30, 1994, between the Companies (then known as CSG Holdings, Inc. and Cable Services Group, Inc., respectively) and Hansen, or (iii) under the indemnification provisions of the by-laws of the Companies as in effect from time to time.

10. Any terms in initial capital letters or all capital letters used as a defined term, but not defined in this Fifth Amendment, shall have the meanings set forth in the Employment Agreement. If any of the terms and conditions in this Fifth Amendment conflict with those in the Employment Agreement, the terms and conditions of this Fifth Amendment shall take precedence. Upon execution of this Fifth Amendment by the parties, any subsequent reference to the Employment Agreement between the parties shall mean the Employment Agreement as amended by the Second Amendment, the Third Amendment, the Fourth Amendment, and this Fifth Amendment (the First Amendment having been superseded by the Second Amendment). As amended by the Second Amendment, the Third Amendment, the Fourth Amendment, and this Fifth Amendment, the Employment Agreement shall continue in full force and effect according to its terms until the Employment Agreement, as so amended, is terminated (except for those obligations referred to in Paragraph 9 of this Fifth Amendment which will survive such termination and continue to be enforceable) pursuant to this Fifth Amendment.

IN WITNESS WHEREOF, each of the parties has executed this Fifth Amendment as of the date first above written.

CSG SYSTEMS INTERNATIONAL, INC.

By:	/s/ Peter E. Kalan CFO
(Title)

CSG SYSTEMS, INC.

By:	/s/ Peter E. Kalan CFO
(Title)

/s/ Neal C. Hansen
Neal C. Hansen

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